Exhibit 10.1

10b5-1 Individual Stock Sale Plan

This Sales Plan (the "Sales Plan") is entered into this 16th day of March, 2012, between Mark Lee Mroczkowski, an individual located at 8157 St. Andrews Circle Orlando, FL 32835 (the "Seller"), and Merrimac Corporate Securities, Inc., located at 1185 Spring Center South Blvd., #1060, Altamonte Springs, FL 32714 (the "Broker").

RECITALS

WHEREAS, the seller desires to establish this Sales Plan to sell certain shares of common stock (the "Stock") of MediaNet Technologies Inc. (the "Issuer"); and

WHEREAS, the Seller desires to engage Broker to effect sales of shares of Stock in accordance with this Sales Plan.

NOW, THEREFORE, the Seller and Broker hereby agree as follows:

AGREEMENT

1. Sales Plan. Broker shall use its best efforts to effect sales (each a "Sale" and, collectively, the "Sales") of a total of one million two hundred and fifty thousand (1,250,000) shares of Stock (the "Shares"). Broker will have discretionary authority to manage the amount of Shares to be sold, the Sales price of the Shares and the timing of Sales of Shares, but at no time shall the Shares sold on any day exceed the volume limitations set forth as follows:

•	If the daily volume is less than 50,000 shares, then the Broker shall not effect Sales of the Shares that would exceed 10% of the total daily volume;
•	If the daily volume is greater than 50,000 but less than 200,000, than the Broker shall not effect Sales of the Shares that would exceed 20% of the total daily volume;
•	If the daily volume is greater than 200,000 but less than 500,000, then the Broker shall not effect Sales of the Shares that would exceed 25% of the total daily volume;
•	If the daily volume is greater than 500,000, then the Broker shall not effect Sales of the Shares that would exceed 30% of the total daily volume; or
•	The volume limitations set forth for affiliates under Rule 144 or the Securities Exchange Act of 1934.

2. Effective Date; Term. The Sales Plan shall become effective on March 16th, 2012. The Sales Plan shall expire March 15th, 2013 if not terminated earlier under Section 3.

3. Termination.

3.1. Automatic Termination. The Sales Plan shall terminate upon the happening of any of the following events: (i) the death of disability of the Seller; (ii) a merger, acquisition or reorganization of the Issuer where the Issuer is not the surviving entity; (iii) closing of the Broker's trading window; and (iv) any violation of Rule 144, Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Rule 10b-18 of the Exchange Act, Regulation M of the Exchange Act or other law or regulation.

3.2. Voluntary Termination. The Seller may terminate the Sales Plan at any time but a new sales plan would not be allowed for 90 days from the date of voluntary termination by the Seller. Seller and Broker understand that Seller may terminate this Sales Plan at any time by providing written notice to Broker as provided herein.

4. Disruption. Seller understands that Broker may not be able to effect the Sales Plan due to a marker disruption or a legal, regulatory or contractual restriction applicable to Broker. If any Sales cannot be executed as required under Section 1 due to a market disruption, a legal, regulatory or contractual restriction applicable to Broker or any other event, Broker shall effect such Sale as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.

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5. Suspension of Sales Plan. Seller and Broker understand and agree that this Sales Plan shall be suspended (a "Plan suspension") immediately upon receipt by Broker of written notice from Seller or Issuer, stating that Issuer has imposed trading restrictions on Seller that do not permit the execution of Sales pursuant to this Sales Plan. The Plan Suspension shall terminate upon written notice from the Issuer or Issuer's representative providing notice of the Plan Suspension and Broker shall resume following the terms of this Sales Plan as promptly as practical.

6. Seller Representations, Warranties and Covenants.

6.1. Seller represents and warrants that, at the time of entering into this Sales Plan, he is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Shares) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act.

6.2. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(I)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c). The Seller has had an opportunity to consult with Seller's own advisors as to the legal, tax, business, financial, accounting and related aspects of this Sales Plan, including potential application of Section 16(b) of the Exchange Act to any transaction (whether or not under this Sales Plan) engaged in by Seller or on Seller's behalf. Seller has not relied upon Broker or any person affiliated with Broker in connection with Seller's adoption or implementation of this Sales Plan, and Seller acknowledges that Seller has not received or relied on any representations from Broker concerning this Sales Plan's compliance with Rule 10b5-1.

6.3. Seller authorizes Broker and its agents and representatives to make inquiry of the Issuer, the Issuer's transfer agent or counsel of which Broker may deem advisable in connection with the proposed sale of the security.

6.4. Seller understands that he will receive the proceeds of any Sale only if and when the shares sold are received by Broker in good deliverable form and no earlier than settlement date.

6.5. Seller agrees to make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act as applicable.

6.6. Seller represents and warrants that he has obtained the approval of the Issuer's counsel to enter into this Sales Plan.

6.7. Seller agrees to provide Broker with a seller representation letter prior to the commencement of this Sales Plan.

7. Broker's Representations, Warranties and Covenants.

7.1. Broker agrees to conduct all Sales in accordance with the plan of distribution and manner of sale requirements of the Registration Statement or Rule 144, whichever is applicable to the Sale. If Sales are made under Rule 144, Broker will comply with the then applicable volume limitation under Rule 144, assuming Broker's Sales under this Sales Plan are the only sales subject to that limitation and Seller agrees not to take, and agrees to cause any person or entity with which he or she would be required to aggregate sales of Shares pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the Sales not to comply with Rule 144.

7.2. If Sales are made under Rule 144, Broker will be responsible for completing and filing on behalf of the Seller the required Form 144s. Seller agrees to complete, execute and deliver to Broker a Form 144 for Sales to be effected under this Sales Plan at such times and in such number of copies as Broker may request, and each Form 144 will include the following footnote: "The Shares covered by this Form 144 are being sold pursuant to a Rule 10b5-1 trading arrangement dated March 16, 2012 and the representation below regarding the seller's knowledge of material information speaks as of the adoption of that trading arrangement." Following such delivery, Broker agrees to file each such Form 144 on behalf of Seller as required by applicable law. Seller acknowledges that Broker will have no obligation to complete or file forms 144 on behalf of Seller for any sales made outside of this Sales Plan, except where Seller has advised Broker of any such sales.

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8. Section 16 Reporting Requirements. Broker agrees to assist Seller with Seller's reporting obligations under Section 16 of the Exchange Act and has implemented procedures for reporting and will report to both Seller and the Issuer's contact, as provided by the Seller, all of the relevant trade details of any sale no later than by the close of the first business day after the date of execution of such Sale. Such trade details will be provided in accordance with the notice provisions of this Sales Plan. PLEASE NOTE: THE SELLER CONTINUES TO BE RESPONSIBLE FOR TIMELY FILING ALL REQUIRED FORMS.

Broker will provide an electronic or facsimile confirmation to an address provided by Seller. Seller will be responsible for providing Broker with an e-mail address or facsimile number for Issuer contacts to coordinate the receipt of confirmation and where they can be reached. In addition, the Seller will be responsible for changing or updating that contact information with Broker as necessary.

9. Modification. Seller understands that this Sales Plan may not be amended with respect to any material non-public information or during periods specified by Issuer as restricted.

10. Choice of Law. This Sales Plan and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

11. Exclusive Jurisdiction and Venue. The parties agree that the Courts of the County of Seminole, State of Florida shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Sales Plan and the transactions contemplated herein.

12. Indemnification. Seller agrees to indemnify, defend, save and hold harmless Broker and its directors, officers, employees, attorneys, and affiliates from and against all claims, losses, damages, and liabilities arising out of or attributable to Broker's actions taken or not taken in compliance with this Sales Plan or arising out of or attributable to any breach by Seller of this Sales Plan or any violation by Seller of applicable laws or regulations. This indemnification shall survive termination of this Sales Plan.

13. Entire Agreement. This Sales Plan shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby.

14. Incorporation of Recitals. The recitals set forth on page one of this Agreement are incorporated into this Agreement by this reference.

15. Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Sales Plan shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance wherefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by the Broker as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

16. Attorneys' Fees. In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Sales Plan, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

17. Counterparts. This Sales Plan may be executed in several counterparts and it shall not be necessary for each party to execute each of such counterparts, but when all of the parties have executed and delivered one of such counterparts, the counterparts, when taken together, shall be deemed to constitute one and the same instrument, enforceable against each party in accordance with its terms.

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IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date written above.

SELLER	BROKER

Mark Lee Mroczkowski	Merrimac Corporate Securities, Inc.
A New Hampshire corporation

Seller:	By:
Its:

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